SECOND AMENDED AND RESTATED YUM! PURCHASING CO-OP AGREEMENT

This is a Second Amended and Restated YUM! Purchasing Co-op Agreement (this "Agreement") between YUM! Brands, Inc. (together with its affiliates, "YUM") formerly named Tricon Global Restaurants, Inc., a North Carolina corporation, and the Unified Foodservice Purchasing Co-op, LLC ("UFPC"), a Kentucky limited liability company, effective as of January 1, 2012.

Recitals

A.	This Agreement amends and restates the Tricon Purchasing Coop Agreement dated March 1, 1999, as previously amended on January 25, 2001 and as further amended on March 16, 2005.

B.
YUM is engaged in the franchising and operation of quick service restaurants and other food outlets (collectively "Outlets") in the KFC, Pizza Hut and Taco Bell concepts (each a "Concept"). UFPC was formed on March 1, 1999, by the KFC National Purchasing Co-op (the "KFC Co-op"), the Taco Bell National Purchasing Co-op, Inc. (the "Taco Bell Co-op") and the Pizza Hut National Purchasing Co-op, Inc. (the "Pizza Hut Co-op") (the "Concept Co-ops") in consultation with YUM, as a cooperative venture to administer purchasing programs for the Outlets operated by YUM and other members of Concept Co-ops ("Member Outlets"). The established programs of the KFC Co-op for KFC franchisees and Taco Bell franchisees, and the pilot purchasing program of the KFC Co-op for Pizza Hut franchisees, were combined through UFPC and the Concept Co-ops with the purchasing programs of YUM's Supply Chain Management ("SCM"). YUM has the right to designate two members of UFPC's Board of Directors. YUM is a member of each of the KFC, Pizza Hut and Taco Bell Concept Co-ops.

C.
This is the Second Amended and Restated YUM! Purchasing Co-op Agreement mentioned in Section 4.1 of the Second Amended and Restated UFPC Operating Agreement of even date herewith (the "Operating Agreement").

D.
YUM has designated, and continues to designate, certain vendors, processors and manufacturers as approved suppliers ("Approved Suppliers") for food, packaging and supplies and related services ("Goods") and equipment and related services ("Equipment") used in the system of Outlets (the "System") pursuant to agreements between YUM and Approved Suppliers ("Supplier Agreements"). YUM has designated, and continues to designate, certain wholesalers and distributors ("Approved Distributors") for distribution of Goods and Equipment to the System pursuant to agreements between YUM and Approved Distributors ("Distributor Agreements"). In addition, YUM has entered into an amended agreement with McLane Foodservice, Inc. ("McLane") (the "McLane Agreement") granting McLane certain distribution rights with respect to certain Outlets.

E.
YUM and UFPC entered into a separate agreement dated as of March 1, 1999, concerning the transfer by YUM to UFPC and the assumption by UFPC of certain SCM purchase contracts and arrangements (the "SCM Transfer Agreement").

F.
The core mission (the "Mission") of UFPC is (a) to assure that operators of Outlets ("Operators") receive the benefit of continuously available Goods and Equipment in adequate quantities at the lowest possible sustainable Outlet-delivered prices, and (b) to coordinate with YUM in YUM's ongoing development and innovation of Goods and Equipment in support and promotion of each of the Concepts.

G.
Except as provided in Section 5 hereof with respect to the approval of suppliers and distributors, nothing in this Agreement is intended to affect, limit, diminish, or otherwise modify any of the rights or obligations of YUM under any franchise or license agreement entered into with respect to any Outlet ("Franchise Agreement") or under the McLane Agreement.

NOW THEREFORE, for good and valuable consideration, YUM and UFPC agree as follows:

l.
Designation. Upon the terms and conditions set forth in this Agreement and the Operating Agreement, YUM hereby constitutes, appoints and designates UFPC, on an exclusive basis to administer purchasing programs on behalf of the Concept Co-ops and otherwise (the "Purchasing Programs"), as the purchasing organization and purchasing agent for Goods and Equipment (including Goods and Equipment with respect to which YUM has not designated one or more Approved Suppliers) for all Outlets located in the United States (the "Area"). During the term of this Agreement, YUM shall not appoint or authorize any person or entity, other than a Concept Co-op, to perform the Purchasing Programs or to act as a purchasing organization or purchasing agent for the System in the Area without UFPC's express prior written consent. YUM shall promptly notify all existing and future Approved Suppliers and Approved Distributors and System franchisees of UFPC's designation to perform the Purchasing Programs as the purchasing organization and purchasing agent for the YUM System and Outlets in the Area. YUM also authorizes UFPC on a non-exclusive basis to purchase Goods and Equipment, and make purchase arrangements for Goods and Equipment, sourced in the Area for use in the entire System including Outlets outside of the Area. YUM may purchase Goods and Equipment sourced in the Area for use in the System outside the Area directly from UFPC or indirectly under contracts negotiated by UFPC provided YUM pays UFPC fees or margins on each purchase of Goods and Equipment not to exceed those charged by UFPC in similar transactions involving Member Outlets or distributors serving Member Outlets. The Purchasing Programs shall include all Goods and Equipment for all Outlets in the Area, except for items and related services (such as energy aggregation where YUM may be better positioned to make supply arrangements, or items and services where UFPC adds no value or service such as locally sourced office supplies and equipment) which YUM and UFPC or the applicable Concept Co-op or Co-ops agree are not appropriate to include in the Purchasing Programs. The Purchasing Programs include: (a) the negotiation of the price and other terms of purchasing arrangements for Goods and Equipment both when UFPC takes title to Goods and Equipment and when it does not; (b) the sale of Goods and Equipment to Operators and Approved Distributors; (c) logistics and freight; (d) assistance in the negotiation and monitoring of distribution arrangements; and (e) other supply chain management functions including cooperation with YUM's Brand Management function. Nothing in this Agreement is meant to take away or adversely affect any rights of a franchisee under a Franchise Agreement to purchase Goods and Equipment directly from any Approved Supplier or Approved Distributor.

2.
Purchase Commitment. During the term of this Agreement, YUM shall purchase virtually all Goods and Equipment for use in YUM operated Outlets in the Area through the Purchasing Programs of UFPC and the Concept Co-ops. "Virtually all" with respect to Goods and Equipment means all Goods and Equipment except Goods and Equipment:

(a)
Where UFPC, or with respect to Outlets of a particular Concept, a Concept Co-op, agrees in advance in writing that YUM need not purchase the particular item or category of Goods or Equipment through the Purchasing Programs of UFPC;

(b)
Where YUM determines in good faith, after written notice to UFPC (or if prior notice is impractical, with notice given as soon as possible), with respect to a specific item or category of Goods or Equipment for specific Outlets that: (i) UFPC is unable to meet YUM's required volume of supply for the particular Goods or Equipment; or (ii) UFPC is unable to meet previously established quality standards with respect to particular Goods or Equipment;

(c)
Where YUM determines in good faith, after written notice to UFPC (or if prior notice is impractical with notice given as soon as possible), that UFPC's purchasing policies or procedures with respect to the particular item or category of Goods or Equipment present a material business risk to YUM, which YUM is unwilling to assume, because of UFPC's volume, hedging or similar commitments, arrangements or policies;

(d)
Where YUM has a specific purchase commitment (such as commitments with respect to fountain beverages, all of which are specifically set forth in detail on Schedule 1 to this Agreement) which YUM is unable as a practical matter to assign to UFPC or which is inappropriate for UFPC to assume. Goods and Equipment purchased by YUM under commitments set forth on Schedule 1 shall not be deemed to be Goods and Equipment for purposes of this Agreement;

(e)
Where legal counsel to YUM has advised YUM that its commitments or the performance of its other duties under this paragraph could reasonably be expected in a material way to violate or breach any applicable material law, ordinance, rule or regulation of any governmental body or any material judgment, decree, writ, injunction, order or aware of any court, governmental authority to arbitrative panel; or

(f)	Upon the proper termination of this Agreement.

3.	Operating Agreement. YUM will abide by the terms of the Operating Agreement applicable to it. YUM acknowledges the Code of Business Conduct attached to the Operating Agreement as Annex B.

4.
Concept Co-ops. YUM shall become and remain a stockholder member of each of the Concept Co-ops in good standing with respect to all YUM operated Outlets in the Area through the purchase by YUM of membership in accordance with the requirements and policies of each Concept Co-op. YUM shall abide by the terms of the Certificate of Incorporation and Bylaws of each Concept Co-op as in effect from time to time. YUM acknowledges that basic decisions about each restaurant concept's purchasing program operations may in the Concept Co-op's discretion be made by each Concept Co-op, including resolution of such issues as the Concept Co-op's guidelines to UFPC for when to take title and when not to take title to Goods and Equipment, and as to the centralization or decentralization and geographic location of Concept purchasing and program coordination functions.

5.	Approval Matters.

(a)
As provided in the Franchise Agreements, YUM shall have the exclusive right and obligation with respect to the purchase and distribution of Goods and Equipment for the System including without limitation to: (i) designate and terminate Approved Suppliers and Approved Distributors; (ii) designate approved Goods and Equipment; and (iii) develop, designate, modify and update specifications (including supplier product warranties) for Goods and Equipment.

(b)
However, YUM shall maintain a supplier approval and a distributor approval process which: (i) has appropriate and significant franchisee, UFPC and Concept Co-op involvement; (ii) has specific published procedures, anticipated timetables and provisions for progress reports; (iii) provides that franchisees, UFPC and the Concept Co-ops may submit suppliers and distributors for approval; and (iv) reflects a philosophical commitment to the need in most circumstances for competition among Approved Suppliers and Approved Distributors for the business of Outlets whenever competition will benefit the System or a Concept.

(c)
Subject to: (i) YUM's reasonable policies with respect to trade secrets and with respect to confidentiality undertakings by or to Approved Suppliers and potential suppliers with respect to proprietary information of YUM, an Approved Supplier or a potential supplier; and (ii) confidentiality arrangements with Approved Suppliers binding upon YUM on the date hereof, YUM shall make available to Approved Suppliers and potential suppliers specifications for Goods and Equipment in sufficient detail to encourage suppliers to apply for approval without the need to re-engineer Goods and Equipment.

(d)	All Supplier Agreements and Distributor Agreements entered into after the date hereof shall note the designation by YUM of UFPC to conduct the Purchasing Programs.

6.
Sheltered Income. Neither YUM nor UFPC shall, directly or indirectly, receive or benefit from (nor shall either authorize any Approved Supplier, Approved Distributor or Concept Co-op, directly or indirectly, to receive or benefit from) any "Sheltered Income" in connection with Goods or Equipment purchased or used by Outlets in the Area, except for:

(a)
Marketing or promotional allowances: (i)(A) provided outside the ordinary course which are approved by UFPC and any applicable Concept Co-op or Co-ops, or (B) provided in the ordinary course; and (ii) which are distributed or administered for the benefit of Operators pro rata based on the volume of the Operators' purchases;

(b)	Discounts, rebates or allowances which directly lower Member Outlet delivered prices pro rata among Operators based on the volume of the Operators' purchases;

(c)
Higher prices for Goods or Equipment permitted or charged by Approved Suppliers to amortize Supplier expenses related to research and development of Goods and Equipment if such amortization of research and development expenses is incurred after YUM receives the advance advice and written consent (with such consent not to be withheld if the parties hereto determine in good faith that the expenses to be incurred are both reasonable and in the best interests of the System of any Concept Co-op) of UFPC or the applicable Concept Co-op or Co-ops;

(d)
Reasonable fees, in no event exceeding YUM's applicable direct expense, and not necessarily completely reimbursing YUM's direct expense in connection with the applicable activity, charged by YUM, in accordance with published schedules adopted with the advance advice and written consent (with such consent not to be withheld if the parties hereto determine in good faith that the expenses to be incurred are both reasonable and in the best interests of the System or any Concept Co-op) of UFPC and the applicable Concept Co-op or Co-ops to potential suppliers and distributors and to Approved Suppliers and Approved Distributors, in connection with the YUM supplier approval and distributor approval processes, or in connection with YUM administered quality inspection and assurance programs;

(e)
Sheltered Income specifically, completely and timely disclosed to UFPC not less than quarterly which YUM has permitted McLane to retain under the McLane Agreement with respect to Goods and Equipment purchased or distributed by McLane for YUM operated Outlets;

(f)	Reasonable and customary gifts and entertainment permissible under UFPC's Code of Business Conduct as in effect from time to time under the Operating Agreement; or

(g)
Sheltered Income expressly authorized by both YUM and UFPC or the applicable Concept Co-op or Co-ops such as higher prices permitted to amortize the cost of excess inventory or graphics and other product changes.

As used in this Agreement, "Sheltered Income" means so called earned income, rebates, kick-backs, volume discounts, tier pricing, purchase commitment discounts, sales and service allowances, marketing allowances, advertising allowances, promotional allowances, label allowances, back-door income, application fees, inspection fees, quality assurance fees, etc., and includes, among other items: (a) fees charged suppliers and distributors in the supplier and distributor approval process; (b) fees charged suppliers and distributors for quality inspections and "hot line" inquiries and complaints; (c) license or trademark fees or rebates charged or expected as a condition of supplier or distributor approval or use, typically paid as a percentage of System wide volume; (d) higher prices permitted suppliers to amortize research and development expenses undertaken by suppliers at the request of YUM or otherwise; (e) higher prices permitted suppliers to amortize the cost of excess inventory; (f) higher prices permitted suppliers to amortize the cost of graphics and other product changes; (g) special or atypical payment terms; (h) payments and allowances to distributors from suppliers based on distributor volume which are not reflected as a reduction in distributor cost or prices; and (i) special favors, gifts and entertainment.

Nothing in this Agreement shall be construed to limit or prohibit the right or ability of UFPC or any Concept Co-op to receive or benefit from any Sheltered Income; provided that UFPC shall share, and shall cause each Concept Co-op to share, such Sheltered Income or the benefit thereof pro rata among each applicable Operator (including YUM) based on the dollar volume of the purchases of such Operator that gave rise to the receipt or benefit of such Sheltered Income.

7.	Approved Distributors and Suppliers.

(a)
YUM acknowledges and agrees that UFPC may require, and YUM from the date hereof shall use its reasonable efforts to require of all distributors, including McLane, as a condition of approval as an Approved Distributor, that the Approved Distributor enter into one (1) or more of: (i) a Distributor Participation Agreement applicable to the System ("DPA"); (ii) a Master Distribution Agreement applicable to the System (“MDA”); or (iii) a Participant Distribution Joinder Agreement (“Participant Agreement” and collectively with the DPA and MDA, the “Distributor Agreements”) with UFPC in UFPC's form of Distributor Agreements as amended from time to time providing among other matters: (a) that the Approved Distributor will comply with all of the terms of any agreements between the Approved Distributor and Member Outlet Operators; (b) for the payment by the distributor to UFPC of a service charge as a percentage of all Goods and Equipment purchased by the distributor from suppliers under arrangements negotiated by UFPC as part of the Purchasing Programs; (c) for compliance by the Approved Distributor with UFPC's reasonable credit standards and policies as in effect from time to time; (d) for the provision by the Approved Distributor to UFPC of information necessary for UFPC to administer its distributor performance monitoring and patronage dividend programs; and (e) prohibitions on the retention by the Approved Distributor of Sheltered Income. YUM acknowledges UFPC's current standard form of Distributor Agreements which shall not be amended in any material respect without YUM's consent which shall not be unreasonably withheld. YUM will hold UFPC and the Concept Co-ops harmless and indemnify them from any liability, loss or expense incurred by any of them as a result of claims by McLane or their affiliates or any other Approved Distributor designated by YUM as a result of UFPC's role in conducting the Purchasing Programs, or as a result of UFPC doing business in the manner requested by YUM with McLane or their affiliates or any other Approved Distributor designated by YUM for distribution to YUM operated Outlets or Outlets sold by YUM to franchisees obligated to use McLane; provided, however, that YUM will not be obligated to indemnify UFPC or the Concept Co-ops: (i) for losses resulting from the sale of Goods and Equipment directly by UFPC to McLane or their affiliates or another Approved Distributor other than such sales requested in writing by YUM; or (ii) for losses resulting from UFPC's gross negligence.

(b)
YUM acknowledges and agrees that UFPC may require, and YUM from the date hereof shall use its reasonable efforts to require all suppliers, as a condition of approval as an Approved Supplier, to enter into a Supplier Business Relationship Agreement applicable to the System ("SBRA") with UFPC in the form currently endorsed by YUM which shall not be amended in any material respect without YUM's consent which shall not be unreasonably withheld. YUM and UFPC agree that the SBRA shall provide, among other matters: (a) that the Approved Suppliers will comply with all of the terms of any agreements between the Approved Supplier and YUM and at all relevant times maintain its Approved Supplier status within the YUM system; (b) that, if requested by UFPC, supplier shall collect and remit to UFPC a sourcing fee as a percentage of all Goods and Equipment sold by the supplier to Operators under arrangements negotiated by UFPC as part of the Purchasing Programs; (c) that the Approved Supplier will only permit UFPC-designated purchasers to purchase Goods and Equipment on the terms of the SBRA; (d) for the provision by the Approved Supplier to UFPC of information necessary for UFPC to administer its supplier performance monitoring and patronage dividend programs; (e) that the Approved Supplier shall warrant its Goods and Equipment and maintain insurance as required by YUM; (f) prohibitions on the payment by the Approved Supplier of Sheltered Income; (g) appropriate indemnities of UFPC and Operators by the Approved Supplier for breaches of the SBRA; and (h) that the Approved Supplier adhere to YUM-required recalls or retrofits of Goods and Equipment.

8.
YUM Programs. In connection with YUM's role as franchisor in the YUM System, consistent with the terms of the Franchise Agreements, YUM has certain exclusive rights and obligations including the following exclusive rights or obligations with respect to "Brand Management" at its own cost and expense:

(a)
To initiate and to provide UFPC and the Concept Co-ops information sales forecasts, estimates of usage of Goods and Equipment, marketing, advertising and promotional plans and materials, new product introductions and roll-outs, and product withdrawals;

(b)	To make strategic product decisions and to develop new products and product modifications;

(c)	To conduct research and development and product testing activities;

(d)	To establish safety and quality assurance standards and procedures;

(e)	To analyze product warranty and liability issues and establish recall procedures and conduct recalls of unsafe or deficient Goods and Equipment;

(f)	To monitor the performance of each Approved Supplier and to monitor the safety and quality performance of each Approved Distributor; and

(g)	To manage with UFPC the exhaustion of inventories for Goods and Equipment which are withdrawn from the System.

UFPC acknowledges that Brand Management is YUM's exclusive responsibility. Nothing in this Section 8 is intended to modify or change the terms of any Franchise Agreement except as provided in Recital G to this Agreement.

9.	Certain UFPC Obligations.

(a)	As the designated purchasing organization and purchasing agent for the YUM System in the Area, UFPC, working with the Concept Co-ops, shall have the sole and exclusive responsibility at its own cost and expense to administer and conduct the Purchasing Programs and to negotiate purchasing arrangements for Goods and Equipment for the System in the Area. UFPC, working with the Concept Co-ops and YUM, shall administer the Purchasing Programs focused on the Mission.

(b)
UFPC shall not conduct purchasing programs or act as purchasing agent or in any similar capacity except on behalf of UFPC, the Concept Co-ops, YUM, Operators of Outlets, the Long John Silver's restaurant system, the purchasing cooperative for Long John Silver's franchisees known as the Long John Silver's National Purchasing Co-op, Inc., the A&W All American Food restaurant system and the purchasing cooperative for A&W franchisees known as the A&W National Purchasing Co-op, Inc.

(c)
UFPC shall permit YUM or SCM to purchase Goods and Equipment for Outlets located outside the Area under the Purchasing Programs on the same terms and conditions as an Operator or an Approved Distributor.

10.
Cooperation. YUM and UFPC shall diligently communicate, consult and cooperate with each other to facilitate each other's performance of their respective and joint responsibilities and duties with respect to: (a) the Purchasing Programs under this Agreement and the Operating Agreement; (b) YUM's Brand Management; and (c) fulfillment of the Mission. YUM and UFPC will deal with each other on all matters related to the Purchasing Programs and otherwise in good faith and with fair dealing.

11.
Confidentiality, Competition, Non-Solicitation and Trademarks. YUM and UFPC each acknowledge that as a consequence of their relationship with each other and the Purchasing Programs, trade secrets and information of a proprietary or confidential nature relating to the business of YUM and the business of UFPC and the Concept Co-ops may be disclosed to and/or developed by each other, including, without limitation, information about trade secrets, products, services, Goods and Equipment, licenses, costs, sales and pricing information, and any other information that may not be known generally or publicly outside of YUM and UFPC (collectively "Confidential Information").

(a)
YUM and UFPC each acknowledge that such Confidential Information is generally not known in the trade, and is of considerable importance to YUM and UFPC and the Concept Co-ops, and each agree that their relationship to each other with respect to such information shall be fiduciary in nature. YUM and UFPC expressly agree that during the term of this Agreement, and for a period of two (2) years thereafter, each will hold in confidence and not disclose and not make use of any such Confidential Information, except as required in the course of their relationship with each other and the conduct of the Purchasing Programs, and except: (i) as requested or required by law or regulation or any judicial administrative or governmental authority; (ii) for disclosure to its directors, officers, employees, attorneys, advisors or agents who need to review the Confidential Information in connection with the conduct of its respective businesses (it being understood that such directors, officers, employees, advisors and agents will be informed of the confidential nature of such information) or to any rating agency; (iii) in the course of any litigation or court proceeding involving YUM and UFPC concerning this Agreement; and (iv) for disclosure of information that (A) was or becomes generally available to the public other than as a result of a disclosure by its directors, officers, employees, advisors or agents in breach of this provision; (B) was available to it on a non-confidential basis prior to its disclosure to it pursuant hereto; (C) is obtained by it on a non-confidential basis from a source other than such persons or their agents, which source is not prohibited from transmitting the information by a confidentiality agreement or other legal or fiduciary obligation; (D) has been authorized by it to be disseminated to persons on a non-confidential basis; or (E) after the termination of this Agreement as required to assure an orderly supply of Goods and Equipment.

(b)
Neither YUM nor UFPC shall, at any time during the term of this Agreement, or for a period of two (2) years thereafter, without the advance written consent of the other, whether voluntary or involuntary, directly or indirectly, individually, in a partnership or joint venture, or through a corporation as proprietor, employee, stockholder or consultant, or through any other business entity or by any other means, enter into agreement (except with respect to such agreements after termination of this Agreement as required to assure an orderly supply of Goods and Equipment) with or solicit the employment of any present or former employees of each other for the purpose of causing them to: (a) leave the employee of the other; or (b) reveal or utilize Confidential Information in such manner so as to constitute a violation of this Section 11.

(c)	During the term of this Agreement, YUM shall not at any time, directly or indirectly, compete with the Purchasing Programs administered by UFPC or the Concept Co-ops in the Area.

(d)
Nothing in this Agreement shall be construed to give UFPC or the Concept Co-ops any rights with respect to any intellectual property of YUM including any trademark or trade name registered by YUM, except pursuant to the trademark license agreement entered into between YUM and UFPC and the Concept Co-ops dated the date hereof.

12.	Representations. YUM and UFPC each represent and warrant to the other as follows:

(a)
It is a corporation or limited liability company duly organized under the laws of its state of incorporation or organization. It has full capacity, right, power and authority to execute and deliver this Agreement and each other Transaction Document to which it is a party and to perform its obligations under this Agreement and each such Transaction Document. This Agreement and each other Transaction Document to which it is a party constitutes its valid and legal binding obligation and is enforceable against it in accordance with its terms except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors' rights generally or by equitable principles relating to enforceability. The execution and delivery of this Agreement and each other Transaction Document to which it is a party and the consummation and conduct of the transactions contemplated hereby have been approved by all necessary action under applicable laws governing it and any of its governing instruments.

(b)
The execution and delivery of this Agreement and each other Transaction Document to which it is a party, the consummation and conduct of the transactions contemplated hereby and thereby, and the performance and fulfillment of its obligations and undertakings hereunder and thereunder by it will not violate any provision of, or result in the breach of, or accelerate or permit the acceleration of any performance required by the terms of its governing instruments, any contract, agreement, arrangement or undertaking to which it is a party or by which it is bound; any judgment, decree, writ, injunction, order or award of any arbitration panel, court or governmental authority; or any applicable law, ordinance, rule or regulation of any governmental body.

(c)
There are not claims of any kind of actions, suits, proceedings, arbitrations or investigations pending or to its knowledge, threatened in any court or before any governmental agency or instrumentality or arbitration panel or otherwise relating to it which would interfere with the consummation or conduct of the transaction contemplated by this Agreement or any other Transaction Document, or the performance and fulfillment of its obligations and undertakings hereunder.

(d)
No consents, approvals, no authorizations, releases or orders are required of or by it for the authorization of, execution and delivery of, and for the performance and consummation and conduct of the transactions contemplated by this Agreement or any other Transaction Document.

"Transaction Document" means this Agreement, the Operating Agreement, the Program Management Agreements, and the SCM Transfer Agreement.

13.
Dispute Resolution. YUM and UFPC shall each appoint one or more executives who will meet with each other for the purpose of resolving any claim, dispute or controversy ("Dispute") between YUM and UFPC arising out of or relating to the performance of this Agreement, or any other Transaction Document, or the conduct of the Purchasing Programs. If the Dispute is not resolved by negotiation within thirty (30) days, the parties shall endeavor to settle the Dispute by mediation under the then current Center for Public Resources ("CPR") Model Procedure for Mediation of Business Disputes. The neutral third party will be selected from the CPR panel of neutral parties with the assistance of CPR, unless the parties agree otherwise. In the event that the parties are unsuccessful in resolving the dispute via mediation, the parties agree promptly to resolve any dispute through binding confidential arbitration conducted in Louisville, Kentucky, in accordance with the then current rules of the American Arbitration Association ("AAA"). In regard to such arbitration, each party shall be entitled to select one arbitrator and the arbitrators selected by the parties shall select a third arbitrator. The parties irrevocably consent to such jurisdiction for purposes of the arbitration, and judgment may be entered thereon in any state or federal court in the same manner as if the parties were residents of the state of federal district in which that judgment is sought to be entered. The arbitrator shall not make any award or decision that is not consistent with applicable law. In any action between the parties, the arbitrators may designate the prevailing party in such action which shall recover such of its costs and expenses, including reasonable attorney fees from the non-prevailing party as the arbitrators may designate. All applicable statutes of limitations and defenses based upon the passage of time shall be tolled while the requirements of this Section 13 are being followed.

14.	Term and Termination.

(a)
The initial term of this Agreement shall commence on the date hereof and shall continue until December 31, 2015. Either YUM or UFPC may terminate this Agreement on any December 31 (beginning with December 31, 2015) upon giving at least three hundred sixty-five (365) days prior written notice of termination to the other party. In any event, this Agreement will terminate upon the dissolution of UFPC pursuant to Article 17 of the Operating Agreement.

(b)	Each of YUM and UFPC may, at its option, effective upon written notice to the other party terminate this Agreement immediately upon the occurrence of any of the following events:

(i)
any material failure on the part of such party to duly observe or perform in any respect any of its material covenants or agreements set forth in this Agreement or any other Transaction Document or any material representation or warranty made by such party in this Agreement or any other Transaction Document shall fail to be correct and true when made or deemed made, which failure continues unremedied for a period of sixty (60) days after the date on which written notice of such failure requiring the same to be remedied shall have been given to other party;

(ii)
the entry of a decree or order by a court agency or supervisory authority having jurisdiction in the premises for the appointment of a conservator, receiver or liquidator for such party or any of the Concept Co-ops in any bankruptcy, insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings or for the winding up or liquidation of their respective affairs and the continuance of any such decree or order unstayed and in effect for a period of sixty (60) consecutive days; or

(iii)
the consent by such party or any of the Concept Co-ops to the appointment of a conservator or receiver or liquidator in any bankruptcy, insolvency, readjustment of debt, marshaling of assets and liabilities, or similar proceedings of or relating to such party or Concept Co-op as of or relating to substantially all of its respective property; or such party or Concept Co-op shall admit in writing its inability to pay its debts generally as they become due, file a petition to take advantage of any applicable insolvency or reorganization statute, make an assignment for the benefit of its creditors or voluntarily suspend payment of its obligations.

(c)	YUM may, at its option, terminate this Agreement effective upon at least one hundred eighty (180) days prior written notice to UFPC upon the occurrence of any of the following events:

(i)
With respect to each Concept Co-op, the failure of that Concept Co-op's franchisee members operating traditional Member Outlets to report at least the percentage specified below of the gross sales reported by all System franchisee traditional Member Outlets of each concept in the Area.

Concept	Percentage

Kentucky Fried Chicken	50%

Pizza Hut	50%

Taco Bell	50%

(ii)	Any Transaction Document to which YUM is a party shall have terminated in accordance with its terms causing material detriment to YUM.

(d)	No termination of this Agreement shall relieve a party of such party's obligations created under this Agreement for the period prior to termination.

15.    [Reserved]

16.	Miscellaneous.

(a)
Notices. All notices, approvals, consents and demands required or permitted under this Agreement shall be in writing and sent by hand delivery, facsimile, overnight mail, certified mail or registered mail, postage prepaid, to the parties at their addresses indicated below, and shall be deemed given when delivered by hand delivery, transmitted by facsimile or mailed by overnight, certified or registered mail. Either party may specify a different address by notifying the other party in writing of the different address.

If to YUM:

Mr. Christian L. Campbell
YUM! Brands, Inc.
Law Department
1441 Gardiner Lane
Louisville, Kentucky 40213

If to UFPC:

950 Breckinridge Lane ‑ Suite 300
Louisville, Kentucky 40207
Attention: President

(b)
Governing Law. This Agreement and the rights of the parties to this Agreement shall be governed by and interpreted in accordance with the laws of the Commonwealth of Kentucky, without regard to or application of its conflicts of law principles.

(c)
Benefit and Binding Effect. Except as otherwise specifically provided in this Agreement, this Agreement shall be binding upon and shall inure to the benefit of the parties to this Agreement, and their legal representatives, successors and permitted assigns.

(d)
Pronouns and Number. Wherever from the context it appears appropriate, each term stated in either the singular or the plural shall include the singular and the plural, and pronouns stated in either the masculine, feminine or neuter gender shall include the masculine, feminine and neuter gender.

(e)
Headings; Schedules. The headings contained in this Agreement are inserted only as a matter of convenience, and in no way define, limit or extend the scope or intent of this Agreement or any provision of this Agreement. The Schedules to this Agreement are incorporated into this Agreement by this reference and expressly made a part of this Agreement.

(f)
Partial Enforceability. If any provision of this Agreement, or the application of any provision to any person or entity or circumstance shall be held invalid, illegal or unenforceable, then the remainder of this Agreement, or the application of that provision to persons or entities or circumstances other than those with respect to which it is held invalid, illegal or unenforceable, shall not be affected thereby.

(g)
Entire Agreements. Except for the SCM Transfer Agreement and Operating Agreement, this Agreement constitutes the entire understanding between YUM and UFPC with respect to the subject matter hereof and shall supersede all prior and contemporaneous agreements of the parties to this Agreement with respect to the matters to which this Agreement pertains. This Agreement may not be amended except in a writing signed by both parties.

(h)
Enforcement. Notwithstanding the provisions of Section 13, in the event of a material breach or threatened material breach by a party of any of the material provisions of this Agreement, the other party shall be entitled to obtain a temporary restraining order and temporary and permanent injunctive relief without the necessity of proving actual damages by reason of such breach or threatened breach, and to the extent permissible under the applicable statutes and rules of procedure, a temporary injunction or restraining order may be granted immediately upon the commencement of any such suit and without notice.

(i)
No Waiver. No waiver by any party to this Agreement at any time of a breach by any other party of any provision of this Agreement to be performed by such other party shall be deemed a waiver of any similar or dissimilar provisions of this Agreement at the same or any prior or subsequent time.

(j)	Third Party Beneficiaries. It is not intended that any person or entity be a third party beneficiary of this Agreement other than the Concept Co-ops.

(k)
Public Announcements. All public announcements about UFPC shall be made by UFPC rather than YUM or any other party; provided, however, that YUM may nevertheless make such public announcements as their respective counsel deem required by law.

Signed:

YUM! Brands, Inc.

By	/s/ Christian L. Campbell

Title:	Senior Vice President, General Counsel and Secretary

Date:	December 30, 2011

Unified Foodservice Purchasing Co-op, LLC

By	/s/ Daniel E. Woodside

Title:	President & CEO

Date:	December 29, 2011

Schedule 1

Excluded Commitments

1.
Any contract or commitment to purchase fountain beverages for use in Outlets owned by Yum! during the term of the Concepts' existing contractual arrangements with Pepsi Co., Inc. and/or Dr. Pepper/Seven Up, Inc. with respect to such Outlets.